Exhibit (a)(5)(xiii)

6190 Agronomy Road, 6th Floor	Tel: 604-677-6905
Vancouver, B.C.	Fax: 604-677-6915
V6T 1Z3

FOR IMMEDIATE RELEASE    NASDAQ: CRME   TSX: COM

CARDIOME ANNOUNCES NEXT STEPS FOR GED-APC
ASSET AND TRANSITION OF DR. CHARLES FISHER TO
CONSULTING ROLE

Vancouver, Canada, September 25, 2009 -- Cardiome Pharma Corp. (NASDAQ: CRME / TSX: COM) today announced the decision that future development and commercialization of its GED-aPC technology, currently held in a subsidiary company, will be funded externally from Cardiome.  In support of the transition of the GED-aPC program, Dr. Charles Fisher, Chief Medical Officer and Executive Vice President, Clinical & Regulatory Affairs, will assume an advisory role as a consultant to Cardiome, effective October 1, 2009.  It is expected that the GED-aPC subsidiary will seek external capital to fund future activities.  Cardiome may choose to co-invest in the venture to maintain its equity interest.

“We want to thank Dr. Fisher for the pivotal role he has played at Cardiome during his tenure, and we look forward to him continuing to support our programs and partners as a consultant, along with being integral to our strategy around GED-aPC,” stated Doug Janzen, President and Chief Executive Officer of Cardiome.  “We continue to believe that GED-aPC has the potential to be effective in treating a variety of diseases, and next steps for the program will be focused on finding external investors and/or partners to assist in future development of the asset.  We believe that bringing other sources of capital and expertise into this collaboration will be the best thing for the program and our shareholders.”

“I have had the privilege over the past five years of working with an incredibly talented and dedicated team at Cardiome, and I am proud of the role I have played in the development of the group.  I look forward to continuing to support Cardiome and our partners Merck and Astellas in my role as a consultant,” stated Dr. Fisher.  “I have extensive experience with the GED-aPC program, and Cardiome and I have confidence that a business can be built and capital can be raised to allow this asset to reach its full potential.”

In November 2007, Cardiome initiated subject dosing in a Phase 1 study of GED-aPC, and successfully completed multiple cohorts.  Cardiome has determined that no further cohorts will be conducted, and enrollment in this trial is complete.  The single-blinded, placebo-controlled, dose-ranging study measured the safety, tolerability, pharmacokinetics and pharmacodynamics of GED-aPC in 48 healthy subjects, with each subject receiving a 15-minute loading dose at the start of a 24-hour continuous intravenous infusion of GED-aPC.  Results from this study are expected to be released by the end of 2009.

GED-aPC is an engineered analog of recombinant human activated Protein C (aPC) with enhanced cytoprotective, anti-inflammatory, anti-thrombotic and strong binding to endothelial protein C receptor properties, and has broad potential across multiple indications.  Cardiome acquired exclusive worldwide rights for GED-aPC for all indications in April 2007.

About Cardiome Pharma Corp.
Cardiome Pharma Corp. is a product-focused drug development company dedicated to the advancement and commercialization of novel treatments for disorders of the heart and circulatory system.  Cardiome is traded on the NASDAQ National Market (CRME) and the Toronto Stock Exchange (COM).  For more information, please visit our web site at www.cardiome.com.

For Further Information:
Peter K. Hofman
Senior Director, Investor Relations
(604) 676-6993 or Toll Free: 1-800-330-9928
Email: phofman@cardiome.com

Forward-Looking Statement Disclaimer
Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation that may not be based on historical fact, including without limitation statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions.  Such forward-looking statements or information involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward-looking statements or information.  Such factors include, among others, our stage of development, lack of product revenues, additional capital requirements, risk associated with the completion of clinical trials and obtaining regulatory approval to market our products, the ability to protect our intellectual property, dependence on collaborative partners and the prospects for negotiating additional corporate collaborations or licensing arrangements and their timing.  Specifically, certain risks and uncertainties that could cause such actual events or results expressed or implied by such forward-looking statements and information to differ materially from any future events or results expressed or implied by such statements and information include, but are not limited to, the risks and uncertainties that: we may not be able to successfully develop and obtain regulatory approval for vernakalant (iv) or vernakalant (oral) in the treatment of atrial fibrillation or any other current or future products in our targeted indications; our future operating results are uncertain and likely to fluctuate; we may not be able to raise additional capital; we may not be successful in establishing additional corporate collaborations or licensing arrangements; we may not be able to establish marketing and sales capabilities and the costs of launching our products may be greater than anticipated; we rely on third parties for the continued supply and manufacture of vernakalant (iv) and vernakalant (oral) and we have no experience in commercial manufacturing; we may face unknown risks related to intellectual property matters; we face increased competition from pharmaceutical and biotechnology companies; and other factors as described in detail in our filings with the Securities and Exchange Commission available at www.sec.gov and the Canadian securities regulatory authorities at www.sedar.com.  Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement.  All forward-looking statements and information made herein are based on our current expectations and we undertake no obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.